Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between EDWARD M. KRELL (“Employee”) and DESTINATION MATERNITY CORPORATION f/k/a Mothers Work, Inc. (the “Company”).

WHEREAS, Employee has voluntarily resigned his employment with the Company; and

WHEREAS, upon such a voluntary termination of employment by Employee, Employee would not otherwise be entitled to any severance benefits pursuant to the Third Amended and Restated Employment Agreement by and between the Company and Employee dated March 6, 2012 (the “Agreement”); and

WHEREAS, the Company in recognition of Employee’s service to the Company and to obtain a release from Employee, the Company, subject to Employee’s execution and non-revocation of this Release, has agreed to pay Employee certain amounts and to provide him with certain rights and benefits as if Employee were terminated by the Company without Cause (as such term is defined in the Agreement) and which are set forth under paragraph 2(B) of the Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Resignation and Consideration.

1.1. Effective immediately, Employee hereby resigns from any and all officer and director positions with the Company and with each of the Company’s subsidiaries and affiliates.

1.2. Employee acknowledges that: (i) (A) the payments, rights and benefits set forth in paragraph 2(B) of the Agreement, (B) payment of Employee’s legal fees to Morgan Lewis to negotiate this Agreement, which shall be capped at $10,000, and (C) the ability to net exercise his outstanding stock options directly through the Company via one or more immaculate cashless exercises at Employee’s discretion, which the Company has agreed to pay or provide to Employee in connection with his resignation, constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee and (iv) any payments that are otherwise due to Employee under paragraph 2(B)(1) and paragraph 2(B)(4), within the first six months following Employee’s separation of service, will, as set forth in paragraph 3 of the Agreement and as required under Section 409A of the Internal Code of 1986, as amended, be deferred without interest and paid to Employee in a lump sum immediately following such six month period. Employee further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in subparagraph 1.2(i) above would not otherwise be due to him.

1.3. Notwithstanding paragraph 2(B)(5) of the Agreement, to minimize the potentially adverse tax consequences to Employee, the Company agrees to permit Employee (and, to the extent covered immediately prior to Employee’s date of resignation, his spouse and eligible dependents) to receive continued coverage under the Company’s group health plan (including dental), as in effect from time to time, provided that Employee pays the full COBRA cost of premiums on a monthly basis. The Company will reimburse Employee on a monthly basis for the full amount Employee paid for continued coverage the prior month, subject to applicable withholding. This arrangement will remain in effect until the earliest of (i) the third anniversary of the date of resignation, (ii) the date that is 30 days following the date that Employee fails to pay the monthly premium cost, after 30 days’ notice from the Company of such failure to pay, (iii) the date Employee is (or, as applicable, his spouse or eligible dependents are) eligible for Medicare or for coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents under the terms of the Company’s group health plan).

1.4. Regardless of whether Employee executes or revokes this Release, the Company will pay Employee for the four weeks of accrued but unused vacation in the gross amount of $61,538.46 and accrued but unpaid base salary for the two weeks ending August 8, 2014 in the gross of amount of $30,769.23, which amounts shall be paid to Employee as soon as administratively feasible following the termination date.

2. Employee’s Release.

2.1. Employee hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2. Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3. The foregoing will not be deemed to release the Company from (a) claims solely to enforce paragraph 2(B) or paragraph 4 of the Agreement, (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for indemnification under the Company’s By-Laws or insurance policies.

3. Company Release.

3.1. The Company hereby fully and forever releases and discharges the Employee and his executors, administrators and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s service to the Company or the termination thereof.

3.2. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Employee and that it has not assigned any claim against Employee. The Company further promises not to initiate a lawsuit or to bring any other claim against Employee arising out of or in any way related to Employee’s service to the Company or the termination thereof.

3.3. The foregoing will not be deemed to release Employee from claims (a) to enforce paragraph 7 or paragraph 9 of the Agreement, (b) claims arising from acts or omissions by Employee that would constitute a crime, or (c) claims that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Company’s Board of Directors prior to the date hereof upon reasonable inquiry).

4. Restrictive Covenants. Employee acknowledges that restrictive covenants contained in paragraph 7 and paragraph 9 of the Agreement will survive the termination of his employment. Employee affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

5. Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

6. Permitted Disclosures. Employee and the Company agree that nothing in this Agreement prevents or prohibits Employee from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

7. Cooperation. Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with the Company. Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Employee’s cooperation under this paragraph so as not to unduly interfere with his other personal and professional commitments.

8. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

Edward M. Krell

16 Manor House Court

Cherry Hill, NJ 08003

If to Company:

Destination Maternity Corporation

456 North Fifth Street

Philadelphia, PA 19123

Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

9. Rescission Right. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided 7 calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Employee may revoke this Release during those 7 days by providing written notice of revocation to the Company at the address specified in paragraph 7 herein.

10. Challenge. If Employee violates or challenges the enforceability of this Release, no further payments, rights or benefits under paragraph 2(B) or paragraph 4 of the Agreement will be due to Employee.

11. Miscellaneous.

11.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

11.2. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

11.3. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

11.4. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

11.5. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case on the date indicated below, respectively.

DESTINATION MATERNITY CORPORATION

By:	/s/ Ronald J. Masciantonio
Name & Title:	Executive Vice President and Chief Administrative Officer
Date:	August 10, 2014

EDWARD M. KRELL

/s/ Edward M. Krell
Date: August 10, 2014